Exhibit 99.1

Corporate Office
6625 West 78th Street, Suite 300
Minneapolis, MN 55439
Phone: 952.893.3200
Fax: 952.893.0704
www.uhs.com

CONTACT:	Rex Clevenger;
Executive Vice President and Chief Financial Officer
Universal Hospital Services, Inc.
(952) 893-3254

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES 2012 THIRD QUARTER RESULTS

Minneapolis, Minn.—(BUSINESS WIRE)— November 7, 2012 — Universal Hospital Services, Inc. (“UHS”), a leading provider of medical equipment management and service solutions, today announced financial results for the quarter ended September 30, 2012.

Total revenues were $101.8 million for the third quarter of 2012, representing a $12.5 million or 14.0% increase from total revenues of $89.3 million for the same period of 2011. Revenues for the first nine months of 2012 totaled $312.4 million, representing a $53.2 million or 20.5% increase from $259.2 million for the same comparable period of 2011.

Net loss for the third quarter was $21.6 million, compared to a net loss of $5.7 million for the same quarter last year. For the first nine months, UHS reported a net loss of $22.6 million versus a net loss of $14.3 million for the same period of 2011.

Third quarter Adjusted EBITDA was $33.7 million, representing a $1.2 million or 0.3% decrease from $34.9 million for the same period of 2011.  Adjusted EBITDA for the first nine months of 2012 was $111.1 million, representing a $12.5 million, or 12.7% increase from $98.6 million for the same period of 2011.

Conference Call Dial-in Information

UHS will hold its quarterly conference call to discuss 2012 third quarter results on Thursday, November 8, 2012 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time).

To participate, call (855) 539-7565 and advise the operator you would like to participate in the UHS Third Quarter 2012 Call with Gary Blackford. A recording of this call will be available from 12:00 p.m. Eastern Time on November 8, 2012 through midnight Eastern Time on December 8, 2012 by calling (855) 859-2056; enter conference ID 68591378.

UHS will also use a slide presentation to facilitate the conference call discussion.  A copy of the presentation may be obtained via the company’s website at www.uhs.com in the “Who We Are” section.  From this section, select “Financials” then “Presentations.”

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined by UHS as Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) before management and board fees, stock option expense, ASC 805 impact, loss on extinguishment of debt and transaction and related costs, which may not be calculated consistently among other companies applying similar reporting measures.  EBITDA and Adjusted EBITDA are not intended to represent an alternative to operating income or cash flows from operating, financing or investing activities (as determined in accordance with generally accepted accounting principles (“GAAP”)) as a measure of performance, and are not representative of funds available for discretionary use due to UHS’ financing obligations.  EBITDA is included because it is a widely accepted financial indicator used by certain investors and financial analysts to assess and compare companies and is an integral part of UHS’ debt covenant calculations.  Adjusted EBITDA is included because UHS’ financial guidance and certain compensation plans are based upon this measure.  Management believes that Adjusted EBITDA provides an important perspective on the company’s ability to service its long-term obligations, the company’s ability to fund continuing growth, and the company’s ability to continue as a going concern.  A reconciliation of consolidated net income (loss) to EBITDA and Adjusted EBITDA is included below.

	3rd Quarter		September YTD		LTM Q3
(In millions)	2012	2011	2012	2011	2012
Consolidated net income (loss)	$(21.6)	$(5.7)	$(22.6)	$(14.3)	$(30.5)
Interest expense	13.5	15.1	43.5	39.5	58.9
Provision (benefit) for income taxes	0.1	(0.1)	(2.9)	(6.5)	(4.8)
Depreciation and amortization	24.3	22.8	72.0	69.8	98.7
EBITDA	16.3	32.1	90.0	88.5	122.3
Management, board & strategic fees	0.5	1.7	2.0	5.7	3.4
Loss on extinguishment of debt	12.3	—	12.3	—	12.3
Reorganization costs	3.5	—	3.5	—	3.5
Stock option expense	1.1	1.1	3.2	3.3	4.2
ASC 805 impact	—	—	0.1	1.1	0.1
Adjusted EBITDA	$33.7	$34.9	$111.1	$98.6	$145.8
1/1/12 Surgical laser services proforma EBITDA (3 mos)					0.7
7/1/12 Epic/Rogue proforma EBITDA (9 mos)					0.7
Proforma Adjusted EBITDA					$147.2

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 688,000 pieces of medical equipment for over 8,740 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN  55439

952-893-3200

www.uhs.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Universal Hospital Services, Inc., believes statements in this presentation looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: our history of net losses and substantial interest expense; our need for substantial cash to operate and expand our business as planned; our substantial outstanding debt and debt service obligations; restrictions imposed by the terms of our debt; a decrease in the number of patients our customers are serving; our ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the absence of long-term commitments with customers; our ability to renew contracts with group purchasing organizations and integrated delivery networks; changes in reimbursement rates and policies by third-party payors; the impact of health care reform initiatives; the impact of significant regulation of the health care industry and the need to comply with those regulations; the effect of prolonged negative changes in domestic and global economic conditions; difficulties or delays in our continued expansion into certain of our businesses/geographic markets and developments of new businesses/geographic markets; additional credit risks in increasing business with home care providers and nursing homes, impacts of equipment product recalls or obsolescence; increases in vendor costs that cannot be passed through to our customers; and other Risk Factors as detailed in our annual report on Form 10-K/A for the year ended December 31, 2011, as well as our other filings with the Securities and Exchange Commission.